Exhibit 10.9

915 SW Stark Street

Suite 400

Portland OR 97205

fax 503 296.2312

www.jivesoftware.com

April 20, 2010

Brian Roddy

Re:	Employment Terms

Dear Brian,

Jive Software (the “Company”) is pleased to offer you the position of Senior Vice President of Engineering based on the following terms:

Your base compensation will be $17,500 per month, which is equal to $210,000 annually, less payroll deductions and all required withholdings. In addition you will be eligible for a bonus up to $105,000 per year which will be paid semi-annually based on company performance and individual MBOs

Subject to Board approval, you will be granted an incentive stock option (the “Option”) to purchase 1,286,966 shares of the Company’s Common Stock at the fair market value price as of the day of grant. The Option will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to the Chief Executive Officer. Unless you are required to travel on behalf of the Company, you will work from our Palo Alto office and frequently travel to Portland, OR to be onsite at Corporate Headquarters. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, dental insurance, life insurance, PTO, 401 (k), and paid holidays. Details about these benefit plans are available for your review.

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As a Company employee, you will be expected to abide by Company rules and policies. You will likely be expected to work additional hours as required by the nature of your work assignments.

This is an offer for employment at-will, which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

As a condition of your employment and contingent to the successful completion of your reference and background checks, you must sign and return the Proprietary Information and Inventions Agreement enclosed with this letter prior to starting employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to molly.theda@jivesoftware.com or fax to 503.296,2312 by Monday, April 26, 2010 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on Monday, May 24, 2010 or upon a mutually agreed upon date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Molly Theda 4/21/2010
Molly Theda – Director of Human Resources

Accepted:

/s/ Brian Roddy
Brian Roddy
4/23/10
Date

Attachment: Proprietary Information and Inventions Agreement

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